EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of

Flag Financial Corporation

We hereby consent to incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 24, 2005 relating to (1) the consolidated financial statements, (2) management’s assessment of the effectiveness of internal control over financial reporting and (3) the effectiveness of internal control over financial reporting of Flag Financial Corporation and subsidiary as of December 31, 2004, which reports appear in the Annual Report on Form 10-K of Flag Financial Corporation for the year ended December 31, 2004 filed on March 16, 2005.

/s/ PORTER KEADLE MOORE, LLP

Atlanta, Georgia

November 18, 2005